NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 sdudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 jwillingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

Laclede Gas Receives Regulatory Approval
to Acquire Missouri Gas Energy

ST. LOUIS (July 17, 2013) - The Missouri Public Service Commission (MoPSC) today approved the acquisition of Missouri Gas Energy (MGE) by Laclede Gas, a subsidiary of The Laclede Group, Inc. (NYSE: LG), from Southern Union Company. The approval is effective July 31, 2013, and permits closing on the transaction on or after September 1, 2013. Further, Laclede Gas is authorized to complete the financing necessary to support the acquisition.

“We are excited to reach this critical milestone and be able to close on this transformative transaction over the next several weeks,” said Suzanne Sitherwood, president and CEO of The Laclede Group. “Our integration work is already well underway. We look forward to welcoming the customers of MGE and providing them with safe, reliable and efficient service and adding MGE employees to the Laclede family,” she added.

The MoPSC approved a joint agreement filed earlier this month by Laclede Gas, Southern Union Company, the MoPSC Staff, the Office of Public Counsel and other parties to the proceeding. In addition to approving the acquisition, the agreement also sets forth certain operating and reporting requirements relating to gas supply, safety, service quality, and financial condition. The agreement calls for no recovery of acquisition premium or transaction costs, but does allow for the future recovery of certain one-time integration costs. Further, the agreement establishes the timing and parameters for both the pending 2013 MGE general rate case filing and the next general rate case filing for Laclede Gas, subject to certain exceptions.

The Company will discuss the MoPSC approval of the acquisition in more detail during its fiscal 2013 third quarter earnings conference call on July 30.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Gas Utility segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede's primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

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The Laclede Group, Inc. • 720 Olive Street • St. Louis, Missouri • 63101